                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

FILED BY THE REGISTRANT[X]                FILED BY A PARTY OTHER THAN THE
                                          REGISTRANT[_]

CHECK THE APPROPRIATE BOX:

[_]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            LIFELINE SYSTEMS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

                            LIFELINE SYSTEMS, INC.

                               ----------------

                           NOTICE OF ANNUAL MEETING
                                 MAY 21, 1997

To the Stockholders of
LIFELINE SYSTEMS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of Lifeline Systems, Inc., a Massachusetts corporation (the "Company"), will be held on Wednesday, May 21, 1997, at 10:00 A.M., Boston time, at the offices of Lifeline Systems, Inc., 640 Memorial Drive, Cambridge, Massachusetts 02139, to consider and act upon the following matters:

    1. To elect two Class II Directors, each to hold office until the Annual Meeting of Stockholders in 2000 and until his successor is elected and qualified;

    2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants; and

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

  This Notice and the accompanying proxy materials are being mailed to all holders of the Company's Common Stock. The close of business at 5:00 P.M., March 28, 1997 is the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The stock transfer books of the Company remain open.

                                          By Order of the Board of Directors,

                                          NORMAN B. ASHER, Clerk

Cambridge, Massachusetts
April 11, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                            LIFELINE SYSTEMS, INC.
                              640 MEMORIAL DRIVE
                        CAMBRIDGE, MASSACHUSETTS 02139

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lifeline Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Wednesday, May 21, 1997 (the "Annual Meeting") and at any adjournment or adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company, by the submission of another signed proxy bearing a later date or by the stockholder's personal attendance at the meeting and voting by ballot.

  The Board of Directors has fixed March 28, 1997 as the record date for determining stockholders who are entitled to vote at the Annual Meeting. At the close of business on March 28, 1997, there were outstanding and entitled to vote 5,708,130 shares of the Common Stock, $.02 par value per share, of the Company. Each share is entitled to one vote.

  The Company's Annual Report and these proxy materials were first mailed to stockholders on or about April 11, 1997.

  THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY IN CARE OF CORPORATE SECRETARY, 640 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139.

VOTES REQUIRED AND TABULATION OF VOTES

  The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting on the matter is required for the ratification of the approval of the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the matter being presented for stockholder approval at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information, as of February 1, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) all directors and executive officers of the Company as of February 1, 1997 as a group:

                                                                PERCENTAGE OF
 NAME OF BENEFICIAL                          STOCK BENEFICIALLY  COMMON STOCK
       OWNER                                      OWNED(1)      OUTSTANDING(2)
 ------------------                          ------------------ --------------
 L. Dennis Shapiro(3).......................       736,833           12.9%
   24 Essex Road
   Chestnut Hill, MA 02167
 SAFECO Corporation(4)......................       770,750           13.6
   4333 Brooklyn Ave. N.E.
   Seattle, WA 98185
 Ronald Feinstein(5)........................       401,377            6.8
   c/o Lifeline Systems, Inc.
   640 Memorial Drive
   Cambridge, MA 02139
 Pequot Scout Fund, L.P.(6).................       343,100            6.0
   354 Pequot Avenue
   Southport, CT 06490
 Everett N. Baldwin(7)......................        26,500              *
 Joseph E. Kasputys, Ph.D.(8)...............        31,650              *
 Carolyn C. Roberts(9)......................         9,000              *
 Steven M. Tritman(10)......................        44,025              *
 Gordon C. Vineyard, M.D.(11)...............        20,501              *
 Thomas E. Loper(12)........................        22,839              *
 Dennis M. Hurley(13).......................        21,964              *
 Richard M. Reich(14).......................        60,961            1.1
 Paul V. Vizzini(15)........................        47,610              *
 All directors and executive officers as a
  group (14 persons)(16)....................     1,497,064           24.6

--------
 *  Less than 1% of the outstanding Common Stock.
 (1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission that the named stockholders are direct or indirect beneficial owners of such shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed.
                                        (Footnotes continued on following page)

 (2) Number of shares deemed outstanding includes 5,685,344 shares outstanding as of February 1, 1997, plus any shares subject to options held by the named person or entity that are currently exercisable or exercisable within 60 days after February 1, 1997.
 (3) Includes 19,500 shares subject to stock options held by Mr. Shapiro that are currently exercisable or exercisable within 60 days after February 1, 1997. Also includes the following shares, as to all of which Mr. Shapiro disclaims beneficial ownership: 4,124 shares held by Mr. Shapiro as custodian for three minor children, over which he has sole voting and investment power; and 35,312 shares held by Mr. Shapiro's wife, 12,360 shares held by Mr. Shapiro's wife as custodian for three minor children, 66,000 shares held by Mr. Shapiro's wife as co-trustee of three trusts for his children and 17,062 shares held by Mr. Shapiro's children, over which he has shared voting and investment power.
 (4) Represents holdings based on a Form 13-G of SAFECO Corporation filed with the Securities and Exchange Commission on February 10, 1997. Includes the following shares, as to all of which SAFECO Corporation disclaims beneficial ownership: 503,550 shares held by SAFECO Common Stock Trust, 215,000 shares held by SAFECO Resources Series Trust and 52,200 shares held by SAFECO Employee Savings Plan.
 (5) Includes 197,500 shares subject to stock options held by Mr. Feinstein that are currently exercisable or exercisable within 60 days after February 1, 1997. Includes 16,000 shares held by Mr. Feinstein's children. Includes 7,343 shares beneficially owned by Mr. Feinstein through the Lifeline Employees' Savings and Investment Plan (the "401(k) Plan"), as to which shares Mr. Feinstein possesses sole investment power but no voting power. Also includes 83,333 shares which were pledged to the Company to secure a $250,000 loan by the Company to Mr. Feinstein, which was repaid on February 24, 1997. See "Other Arrangements--Feinstein Employment Agreement."
 (6) Represents holdings based on information provided to the Company by Pequot Scout Fund, L.P.
 (7) Includes 11,500 shares subject to stock options held by Mr. Baldwin that are currently exercisable or exercisable within 60 days after February 1, 1997.
 (8) Includes 19,500 shares subject to stock options held by Dr. Kasputys that are currently exercisable or exercisable within 60 days after February 1, 1997.
 (9) Includes 8,000 shares subject to stock options held by Ms. Roberts that are currently exercisable or exercisable within 60 days after February 1, 1997.
(10) Includes 1,650 shares held by Mr. Tritman's wife, as to which he disclaims beneficial ownership, and 4,575 shares jointly held by Mr. Tritman and his wife. Also includes 12,500 shares subject to stock options held by Mr. Tritman that are currently exercisable or exercisable within 60 days after February 1, 1997.
(11) Includes 19,500 shares subject to stock options held by Dr. Vineyard that are currently exercisable or exercisable within 60 days after February 1, 1997.
(12) Includes 10,900 shares subject to stock options held by Mr. Loper that are currently exercisable or exercisable within 60 days after February 1, 1997. Also includes 8,939 shares pledged to the Company to secure a $100,000 loan by the Company to Mr. Loper. See "Other Arrangements--Loans to Related Parties."
(13) Includes 13,500 shares subject to stock options held by Mr. Hurley that are currently exercisable or exercisable within 60 days after February 1, 1997. Includes 564 shares beneficially owned by Mr. Hurley through the 401(k) Plan, as to which shares Mr. Hurley possesses sole investment power but no voting power. Also includes 6,200 shares owned by Mr. Hurley jointly with his wife.
(14) Includes 25,500 shares subject to stock options held by Mr. Reich that are currently exercisable or exercisable within 60 days after February 1, 1997. Also includes 5,461 shares beneficially owned by Mr.
                                        (Footnotes continued on following page)

    Reich through the 401(k) Plan, as to which shares Mr. Reich possesses sole investment power but no voting power.
(15) Includes 26,550 shares subject to stock options held by Mr. Vizzini that are currently exercisable or exercisable within 60 days after February 1, 1997. Also includes 1,710 shares beneficially owned by Mr. Vizzini through the 401(k) Plan, as to which shares Mr. Vizzini possesses sole investment power but no voting power.
(16) Includes an aggregate of 410,550 shares subject to stock options that are currently exercisable or exercisable within 60 days after February 1, 1997.

1. ELECTION OF DIRECTORS

  The Company's Board of Directors is classified into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 1997 Annual Meeting of Stockholders, and three Class III Directors, whose terms expire at the 1998 Annual Meeting of Stockholders.

  The persons named in the proxy will vote to elect as Class II Directors the two nominees named below unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Because the Board of Directors has fixed the number of Class II Directors at two members, the proxy may not be voted for more than two directors. If any of the nominees becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable. Each of the nominees, Ronald Feinstein and Joseph E. Kasputys, Ph.D., has been a director since 1985. Each of the nominees will be elected to hold office until the Annual Meeting of Stockholders in 2000, and until his successor is elected and qualified.

  The following table sets forth the name of each of the nominees for election to the Board of Directors at the Annual Meeting, followed by the name of each other director who will continue in office after the Annual Meeting, and each such person's principal occupation and business experience during the past five years, his or her age and the year in which he or she became a director of the Company:

               NAME, AGE, PRINCIPAL OCCUPATION
                   AND BUSINESS EXPERIENCE                        FIRST BECAME A
                 DURING THE PAST FIVE YEARS                   AGE    DIRECTOR
               -------------------------------                --- --------------
THE TWO NOMINEES FOR ELECTION AS CLASS II DIRECTORS TO SERVE
 UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2000:
Ronald Feinstein.............................................  50      1985
 Mr. Feinstein has been President and Chief Executive Officer of the Company since January 1, 1993. In October 1992, Mr.
  Feinstein was appointed Chief Operating Officer and
  Executive Vice President of the Company. Mr. Feinstein was
  the President and Chief Executive Officer of International
  Business Interiors from January 1991 to September 1992.
  From January 1989 to December 1990, Mr. Feinstein was the
  President of the European Stationery Group of Dennison
  Manufacturing Company. From 1982 to 1988, Mr. Feinstein was
  the President, Chief Executive Officer and Director of
  Dennison National Company, a wholly-owned subsidiary of
  Dennison Manufacturing Company.

             NAME, AGE, PRINCIPAL OCCUPATION
                 AND BUSINESS EXPERIENCE                        FIRST BECAME A
                DURING THE PAST FIVE YEARS                  AGE    DIRECTOR
             -------------------------------                --- --------------
Joseph E. Kasputys, Ph.D. ................................   60      1985
 Dr. Kasputys has been Chairman, President and Chief
  Executive Officer of Primark Corporation, an
  international company primarily engaged in information
  service businesses, since June 1987.** ***
THE TWO CLASS I DIRECTORS NAMED BELOW WILL CONTINUE IN
 OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1999:
L. Dennis Shapiro.........................................   63      1978
 Mr. Shapiro has been Chairman of the Board since 1978 and
  was Chief Executive Officer and Treasurer of the Company
  from 1978 through December 1988.* **
Everett N. Baldwin........................................   64      1991
 Mr. Baldwin served as President and Chief Executive
  Officer of Welch Foods, Inc. from August 1982 to August
  1995, and as a Director of Welch Foods, Inc. from August
  1982 to December 1995.*
THE THREE CLASS III DIRECTORS NAMED BELOW WILL CONTINUE IN
 OFFICE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1998:
Steven M. Tritman.........................................   49      1984
 Mr. Tritman has been President and Chief Executive
  Officer of Performance Enhancement Systems, Inc., which
  develops and markets performance enhancement software,
  since November 1994. From November 1990 to October 1994,
  Mr. Tritman was President of Innovation Associates, a
  management consulting firm, prior to which time he was
  its Chairman, from January 1988 to November 1990. He was
  also President of Litle & Company, a financial and
  information services firm, from January 1989 until
  November 1990.** ***
Gordon C. Vineyard, M.D. .................................   60      1985
 Dr. Vineyard has been Director of Surgical Specialties
  and Radiology and Surgeon-in-Chief of the Harvard
  Pilgrim Health Care's Health Centers Division since
  1991. From 1980 to 1991, he was its Chief of Surgery. He
  is also an Associate Clinical Professor of Surgery at
  The Harvard Medical School. Dr. Vineyard was a surgeon
  at Boston's Brigham and Women's Hospital from January
  1972 through August 1995.*
Carolyn C. Roberts........................................   58      1994
 Ms. Roberts has been President and Chief Executive
  Officer of Copley Health Systems, Inc. since 1985. Since
  1982, she has also been President and Chief Executive
  Officer of Copley Hospital, Inc. Ms. Roberts has served
  on the Board of Trustees of the American Hospital
  Association since 1990, was Chair of the Board in 1994
  and, from 1991 to 1996, a member of its Executive
  Committee. Ms. Roberts is currently a member of the
  Board of Commissioners of the Joint Commission for
  Accreditation of Health Care Organizations
  (JCAHO).** ***

--------
  * Member of the Audit Committee.
 ** Member of the Compensation Committee.
***Member of the Stock Option Plans Committee.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Company has an Audit Committee, which held two meetings during the fiscal year ended December 31, 1996. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, to review and approve any major accounting policy changes affecting the Company's operating results, to review the arrangements for and scope of the independent audit and the results of the audit, to review the scope of non-audit activities performed by the independent auditors and to assure that the auditors are in fact independent, and to establish and monitor policies to prohibit unethical, questionable or illegal activities by employees of the Company.

  The Company has a Compensation Committee, which held two meetings during the fiscal year ended December 31, 1996. The principal function performed by the Compensation Committee is to make recommendations to the Board of Directors as to compensation arrangements, including bonuses for senior management. The Company also has a Stock Option Plans Committee, which held two meetings during the fiscal year ended December 31, 1996. The principal function of the Stock Option Plans Committee is to grant stock options to employees of the Company and to otherwise administer the Company's stock option plans.

  The Company has no nominating committee of the Board of Directors or committee performing similar functions. The Board of Directors will consider nominees for director recommended by stockholders of the Company. The names of such nominees should be forwarded to the Corporate Secretary, Lifeline Systems, Inc., 640 Memorial Drive, Cambridge, Massachusetts 02139, who will submit them to the Board of Directors for its consideration.

  During the fiscal year ended December 31, 1996, the Board of Directors of the Company held six meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which they respectively served.

DIRECTORS' COMPENSATION

  Each director who is not an executive officer receives an annual retainer fee of $5,000 plus $750 for each Board meeting attended and $500 for each Committee meeting attended ($750 for each day during which a director attended both a Board and a Committee meeting). The Chairmen of the Audit Committee and the Compensation Committee each receive an annual fee of $2,500 for their services in this capacity in addition to their regular annual retainer fee. Executive officers do not receive any additional remuneration for their services as directors. The Chairman of the Board, Mr. Shapiro, receives an annual fee of $10,000 for his services as Chairman in addition to his regular annual retainer fee.

  The Company's 1991 Stock Option Plan (the "1991 Plan") provides that non-employee directors receive, on the sixth business day of each calendar year, options to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting one-third on the date of grant and one-third on each of the next two anniversary dates. Pursuant to this provision, on January 9, 1996, each of the then non-employee directors received options to purchase 3,000 shares of Common Stock at an exercise price of $11.938 per share (the fair market value on the date of grant), and on January 9, 1997, each of the then non-employee directors received options to purchase 3,000 shares of Common Stock at an exercise price of $17.625 per share (the fair market value on the date of grant).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Kasputys, Shapiro and Tritman and Ms. Roberts served as members of the Compensation Committee during the Company's most recent fiscal year. Mr. Shapiro is the Chairman of the Board of Directors and previously served at various times as the Company's President, Chief Executive Officer and Treasurer.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Based solely on its review of copies of reports filed by Reporting Persons of the Company pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons that no Form 5 filing was required for such person, the Company believes that during fiscal 1996 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the fiscal year ended December 31, 1996 who were serving as executive officers at December 31, 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                       ANNUAL COMPENSATION                   COMPENSATION AWARDS
                             ------------------------------------------  ---------------------------
                                                                           SECURITIES
                                                                           UNDERLYING    ALL OTHER
                                                           OTHER ANNUAL     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)     COMPENSATION  GRANTED (#)(1)    ($)(2)
---------------------------  ---- ---------- ---------     ------------  -------------- ------------
Ronald Feinstein.........    1996  $230,000  $128,238(3)         --             --         $1,718
 President and Chief         1995   218,000   191,317(3)         --             -- (4)      1,000
 Executive Officer           1994   206,667   144,492(3)         --          40,000         1,000
Richard M. Reich.........    1996   139,550    45,544(5)         --           7,000         1,436
 Vice President, Technol-    1995   134,333    60,772(5)         --           3,000         1,000
  ogy
 and Advanced Services       1994   121,588    44,902(5)         --          10,000         1,000
Thomas E. Loper..........    1996   136,750    47,450(5)     $24,000(8)       7,500           427
 Vice President,             1995    36,750    74,440(7)         --          47,000           --
 Customer Care(6)            1994       --        --             --             --            --
Paul V. Vizzini..........    1996   135,167    37,285(5)         --           5,000         1,422
 Vice President,             1995   130,166    56,439(5)         --           7,500         1,000
 Development                 1994   125,000    44,276(5)         --           7,500         1,000
Dennis M. Hurley.........    1996   130,417    41,311(5)         --           7,500         1,407
 Vice President, Finance,    1995   104,168    81,979(10)        --          45,000           250
 and Chief Financial         1994       --        --             --             --            --
  Officer(9)

--------
 (1) Reflects the grant of options to purchase Common Stock.
 (2) Represent Company contributions to the Company's 401(k) Plan and Group Term Life Insurance.
 (3) Represents amounts paid under the Company's Executive Bonus Plan. Also includes $14,950 paid to Mr. Feinstein in each year as a special bonus pursuant to the terms of his employment agreement with the Company, which amount was based on the Company's pre-tax profit in each of 1996, 1995 and 1994. See "Other Arrangements--Feinstein Employment Agreement."
 (4) Excludes an option exercisable for 150,000 shares of Common Stock granted on August 27, 1992, which was amended on December 6, 1995 to extend the exercise period of the option from five years to ten years. Also excludes an option exercisable for 100,000 shares of Common Stock granted on August 27, 1992, which originally vested in three equal annual installments following the achievement of certain financial goals but was amended on September 27, 1995 to provide for vesting on the earlier of the six-year anniversary of the date of grant or in three equal annual installments following the achievement of certain financial goals and, on June 14, 1996, was further amended to provide for full vesting in any event on August 27, 1998. See "Other Arrangements--Feinstein Employment Agreement."

 (5) Represents amounts paid under the Company's Executive Bonus Plan.
 (6) Mr. Loper became an executive officer of the Company in September 1995.
 (7) Includes $18,500 paid to Mr. Loper under the Company's Executive Bonus Plan. Also includes $55,940, which represents the fair market value of 5,000 shares of the Company's Common Stock which the Company issued to Mr. Loper on September 11, 1995 upon his becoming an executive officer of the Company.
 (8) Represents an annual living allowance paid to Mr. Loper.
 (9) Mr. Hurley became an executive officer of the Company in March 1995.
(10) Includes $60,104 paid to Mr. Hurley under the Company's Executive Bonus Plan. Also includes $21,875, representing the fair market value of 3,500 shares of the Company's Common Stock on March 1, 1995, which shares were issued to Mr. Hurley upon becoming an executive officer of the Company.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                                                                                        RATES OF STOCK PRICE
                                                  INDIVIDUAL                          APPRECIATION FOR OPTION
                                                    GRANTS                                    TERM(1)
                         ------------------------------------------------------------ ------------------------
                           SECURITIES    PERCENT OF TOTAL
                           UNDERLYING    OPTIONS GRANTED
                         OPTIONS GRANTED TO EMPLOYEES IN  EXERCISE OR BASE EXPIRATION
          NAME                 (#)         FISCAL YEAR      PRICE ($/SH)      DATE       5%($)       10%($)
          ----           --------------- ---------------- ---------------- ---------- ----------- ------------
Ronald Feinstein........          0            --                 --             --           --           --
Richard M. Reich........      7,000(2)         7.0%           $12.125      2/16/2006  $    53,377 $    135,269
Thomas E. Loper.........      7,500(2)         7.5             12.125      2/16/2006       57,190      144,931
Paul V. Vizzini.........      5,000(2)         5.0             12.125      2/16/2006       38,127       96,621
Dennis M. Hurley........      7,500(2)         7.5             12.125      2/16/2006       57,190      144,931

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.
(2) Exercisable in installments beginning 12 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and an additional 20% of the shares becoming exercisable on each successive anniversary date. Under the terms of the Company's 1994 Stock Option Plan, the Stock Option Plans Committee retains discretion, subject to limits set forth in the plan, to modify the terms of outstanding options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

 Option Exercises and Year-End Values

  The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended December 31, 1996 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF
                                                SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                           SHARES                UNEXERCISED OPTIONS        THE-MONEY OPTIONS
                         ACQUIRED ON  VALUE     AT FISCAL YEAR-END(#)   AT FISCAL YEAR-END($)(1)
                          EXERCISE   REALIZED ------------------------- -------------------------
          NAME               (#)       ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ----------- -------- ------------------------- -------------------------
Ronald Feinstein........        0(2)     --        197,500/100,000        $2,724,297/$1,453,125
Richard M. Reich........        0        --         21,133/ 23,867           266,748/   248,158
Thomas E. Loper.........        0        --          9,400/ 45,100            59,627/   279,053
Paul V. Vizzini.........    3,450    $47,709        23,550/ 43,000           328,340/   537,409
Dennis M. Hurley........        0        --          6,000/ 46,500            67,688/   480,516

--------
(1) Based on the fair market value of the Common Stock on December 31, 1996 (approximately $17.53), less the option exercise price.
(2) On February 24, 1997, Mr. Feinstein exercised stock options for 10,700 shares of Common Stock at an exercise price of $3.00 per share and sold such shares back to the Company at their fair market value on such date ($17.00 per share).

OTHER ARRANGEMENTS

 Feinstein Employment Agreement

  Pursuant to the terms of an employment agreement, as amended, effective as of August 27, 1992, Ronald Feinstein became the Executive Vice President and Chief Operating Officer of the Company on October 1, 1992, and the President and Chief Executive Officer on January 1, 1993. Mr. Feinstein receives a base salary of not less than $200,000 annually. Pursuant to the terms of Mr. Feinstein's agreement, on September 1, 1992, the Company sold to Mr. Feinstein 83,333 shares of the Company's Common Stock at a price of $3.00 per share (which represented the fair market value of the Common Stock on August 27, 1992) for an aggregate price of $250,000. The Company loaned $250,000 to Mr. Feinstein for seven years at an annual interest rate of 5.98% pursuant to the terms of a promissory note (the "Feinstein Note") which was secured by the Common Stock that Mr. Feinstein purchased. On February 24, 1997, Mr. Feinstein repaid the Feinstein Note in full, in part by exercising stock options and selling 10,700 shares of Common Stock back to the Company at their fair market value on such date ($17.00 per share), the proceeds of which were used to repay the Feinstein Note.

  Pursuant to the terms of Mr. Feinstein's employment agreement, until the Feinstein Note was paid in full, the Company agreed to pay Mr. Feinstein a bonus equal to the lesser of (x) the annual interest due on the Feinstein Note and (y) 1% of the Company's pre-tax profit (a) in the first year that the Company achieves a specified level of after-tax net profit, and (b) in subsequent years, in the event that the Company achieves certain percent increases in net profit from the previous year. Pursuant to this provision of his employment agreement, Mr. Feinstein earned a bonus of $14,950 for the year ending December 31, 1996. In addition, Mr. Feinstein is eligible to receive a bonus equal to 40% of his base salary if the Company achieves the annual profit performance plan goals adopted by the Board of Directors and a bonus of greater than 40% of his base salary if the Company exceeds such goals. During the term of his employment agreement, Mr. Feinstein will continue to serve as a member of the Board of Directors.

  Pursuant to his employment agreement, Mr. Feinstein also received a nonstatutory stock option to purchase up to 150,000 shares of Common Stock at an exercise price of $3.00 per share (which represented the fair market value on the date of grant), vesting one-fifth on the date of grant and one-fifth on each of the next four anniversary dates. The original expiration date of this stock option was the fifth anniversary of the date of grant; on December 6, 1995, the Stock Option Plans Committee extended the exercise period of the option for an additional five years, so that the option will expire on August 27, 2002. Pursuant to his employment agreement, Mr. Feinstein was also granted a stock option to purchase up to 100,000 shares of Common Stock at $3.00 per share (which represented the fair market value on the date of grant), subject to a vesting schedule that originally provided for vesting in three equal annual installments commencing April 15 in the year following the achievement of certain financial goals. On September 27, 1995, the Stock Option Plans Committee amended this option to provide for vesting on the earlier of the six-year anniversary of the date of grant or in three equal annual installments commencing April 15 in the year following the achievement of certain financial goals, and on June 14, 1996, the Compensation Committee further amended this option to provide for full vesting in any event on August 27, 1998. The original expiration date of this option was six years from the date of grant, but on June 14, 1996, the Compensation Committee extended the exercise period of the option to seven years from the date of grant, so that the option will expire on August 27, 1999. Upon a change in control of the Company, both stock options described above would be accelerated and deemed to be vested. Upon termination by the Company of his employment as Chief Executive Officer and his membership on the Board of Directors, other than for cause, Mr. Feinstein will continue to receive his salary for 12 months. On June 14, 1996, Mr. Feinstein's employment agreement was amended to provide that in the event of a change in control of the Company following which Mr. Feinstein no longer serves as the Chief Executive Officer of the Company within the Boston, Massachusetts metropolitan area or as a director of the Company, Mr. Feinstein may terminate the employment agreement and be paid three times his salary and bonus for the preceding fiscal year (subject to downward adjustment for any excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended).

 Change of Control Agreements

  Each of the Company's executive officers, other than Mr. Feinstein, has entered into an agreement with the Company which provides that, if within 12 months of a change of control of the Company, such officer's employment is terminated without cause or the officer terminates his or her employment with the Company due to a significant change in responsibilities or condition of employment, then such officer would be entitled to receive a payment equal to one year's base salary then being paid to him or her.

 Loans to Related Parties

  On September 11, 1995, the Company sold to Mr. Thomas Loper, Vice President, Customer Care, 8,939 shares of the Company's Common Stock at a price of $11.188 per share (which represented the fair market value of the Common Stock on the date of issuance) for an aggregate price of $100,000. The Company loaned $100,000 to Mr. Loper for seven years at an annual interest rate of 6.3% pursuant to the terms of a promissory note (the "Loper Note"), which is secured by the Common Stock that Mr. Loper purchased. The Loper Note will accelerate and become immediately due and payable within 90 days of termination of Mr. Loper's employment for any reason. As of February 28, 1997, $100,000 was outstanding on the Loper Note.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) the CRSP Total Return Index for Nasdaq Health Services Stocks ("Nasdaq Health Services Stocks"). This graph assumes the investment of $100 on December 31, 1991 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Health Services Stocks and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 31, 1991, 1992, 1993, 1994, 1995 and 1996.


                             [Graph appears here]


                                                 1991         1992         1993         1994        1995         1996
                                               -------      -------      -------      -------     -------      -------
Lifeline Systems, Inc  ....................    $100.00      $ 26.40      $ 34.50      $ 40.90     $ 88.20      $127.30
Nasdaq Composite Index ....................     100.00       116.40       133.60       130.60      184.70       227.20
Nasdaq Health Service Stocks ..............     100.00       103.60       119.50       128.20      162.90       163.10


                     REPORT OF THE COMPENSATION COMMITTEE

 Overview and Philosophy

  The Compensation Committee of the Board of Directors (the "Committee") is composed of four non- employee directors and is responsible for the development and administration of the Company's executive compensation policies and programs, subject to the review and approval of the entire Board. The Committee reviews and recommends to the Board for its approval the salaries and incentive compensation of the executive officers of the Company. The Company also has a Stock Option Plans Committee, which grants stock options to executives and other key employees of the Company and otherwise administers the Company's stock option plans.

  The objectives of the Company's executive compensation program are as follows:

    .support the achievement of strategic goals and objectives of the Company

    .attract and retain key executives critical to the long-term success of the Company

    .align the executive officers' interests with the success of the Company

 Compensation Program

  The Company's executive compensation program consists of three principal elements: base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options. Generally, the Company's objective is to pay base compensation which is comparable to the fiftieth percentile total compensation package offered to officers in similar positions at comparable companies, and to pay total compensation, including annual cash bonuses and long-term incentives such as stock options, comparable to the seventy-fifth percentile total compensation package offered to officers in similar positions at comparable companies.

  The Company's annual cash bonus plan is designed to create incentives for meeting pre-tax profit goals. The Committee establishes a target bonus amount, which would be paid out in full in the event that the Company achieves an established pre-tax profit level, and which would be paid out to a lesser or greater extent in the event that the goals are not met or are surpassed. No annual cash bonus is paid if the Company's pre-tax profit falls below a minimum level established by the Committee.

  Long-term incentives for executive officers and key managers are provided through stock options. The objectives of this program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return.

  Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount of such grants, the Committee evaluates a variety of factors, including (i) the job level of the executive,
(ii) option grants awarded by competitors to executives at a comparable job level, and (iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive. During 1996, the Committee granted non-qualified options which vest in five equal annual installments commencing on the first anniversary of the date of grant. The Committee expects that future grants will consist primarily of non-qualified options which vest over time.

  The Compensation Committee periodically reviews all elements of officer compensation with independent experts retained by the Company for this purpose. Such a review was conducted during 1996 to help ensure that compensation levels are appropriate.

 Chief Executive Officer's 1996 Compensation

  In fiscal 1996, the Company's President and Chief Executive Officer, Ronald Feinstein, received (i) a base salary of $230,000, (ii) a bonus of $113,288 pursuant to the Company's annual cash bonus plan, which bonus was based upon the Company's pre-tax profit in 1996, and (iii) a special bonus of $14,950 pursuant to the terms of Mr. Feinstein's employment agreement with the Company, which special bonus was based on the Company's pre-tax profit in 1996. Mr. Feinstein's 1993 base salary had been initially established as $200,000 pursuant to his employment agreement with the Company. His salary is reviewed each year by the Compensation Committee, and was adjusted by the Compensation Committee to $230,000 effective January 1, 1996, based on the Company's performance in 1995, a review of salary data for chief executive officers of comparable companies, at both the fiftieth and seventy-fifth percentile, and Mr. Feinstein's performance and the scope of his responsibilities. Mr. Feinstein is generally compensated on the same basis as the other executive officers of the Company, including a combination of base salary, bonus plan payments and stock options.

 Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. The Company does not believe that Section 162(m) will generally have an effect on the Company, because of the current and expected compensation levels of its officers. However, the Committee intends to periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of its executive officer compensation (including its stock plans) to comply with certain exemptions provided in Section 162(m). To meet the requirements of Section 162(m), the Board has established the Stock Option Plans Committee to administer all of the Company's stock option plans.

                                          Compensation Committee

                                          Joseph E. Kasputys, Ph.D., Chairman*
                                          Carolyn C. Roberts*
                                          L. Dennis Shapiro
                                          Steven M. Tritman*

                                          * Member of the Stock Option Plans
                                           Committee

2. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

  Subject to ratification by the stockholders, the Board of Directors has selected the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent accountants of the Company for the Company's 1997 fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since 1979. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give the stockholders an opportunity to ratify this selection. If this proposal is not approved, the Board of Directors will reconsider its selection of Coopers & Lybrand L.L.P. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.

3. OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 6, 1997 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          NORMAN B. ASHER, Clerk

Cambridge, Massachusetts
April 11, 1997

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                            LIFELINE SYSTEMS, INC.
                              640 MEMORIAL DRIVE
                        CAMBRIDGE, MASSACHUSETTS 02139

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 21, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Those signing on the reverse side, revoking all prior proxies, hereby appoint L. Dennis Shapiro and Norman B. Asher, and each of them, with full power of substitution, as proxies to represent and to vote as designated hereon, all shares of stock of Lifeline Systems, Inc. which those signing on the reverse side would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of Lifeline Systems, Inc., 640 Memorial Drive, Cambridge, Massachusetts 02139, on May 21, 1997 at 10:00 a.m. (Boston time) and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDERS.

--------------------------------------------------------------------------------
                   PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer and state title. If a partnership, please sign in partnership name by authorized person and state title.

--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?

------------------------------------     ---------------------------------------

------------------------------------     ---------------------------------------

------------------------------------     ---------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                          ---------------------------
                            LIFELINE SYSTEMS, INC.
                          ---------------------------


RECORD DATE SHARES:



Please be sure to sign and date this proxy.        Date
-------------------------------------------------------------------------


-----Stockholder sign here               Co-owner sign here--------------



1. To elect two Class II Directors, each to hold office until the Annual Meeting of Stockholders in 2000 and until his success is elected and qualifed.
                                                      For      With-    For All
                                                               hold     Except

            RONALD FEINSTEIN                          [_]      [_]       [_]
          JOSEPH E KASPUTYS, PH.D.





     If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.


2.   To ratify the selection of Coopers & Lybrand     For   Against   Abstain
     L.L.P. as the Company's independent
     accountants for 1997.                            [_]      [_]       [_]



3. To transact such other business as may properly come before the meeting or any adjournments of the meeting.


     UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE
                        PROPOSALS SET FORTH HEREON.


       A VOTE "FOR" EACH PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.


     Mark box at right if an address change or comment has been
     noted on the reverse side of this card.                             [_]




DETACH CARD                                                          DETACH CARD





                            LIFELINE SYSTEMS, INC.




Dear Stockholder,

Please take note of the important information enclosed with the Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on May 21, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


LIFELINE SYSTEMS, INC.